EXHIBIT 4.1


                                   VIACOM INC.
                             EXCESS INVESTMENT PLAN

                             EFFECTIVE APRIL 1, 1984
                          AMENDED AS OF JANUARY 1, 1996


Section 1.     Establishment and Purpose of the Plan.
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     1.1  Establishment.   There  is  hereby  established  for  the  benefit  of
Participants an unfunded plan of voluntarily deferred compensation known as "The Viacom Inc. Excess Investment Plan".

     1.2 Purpose. The purpose of this Plan is to provide a means by which an Eligible Employee may, in certain circumstances, elect to defer receipt of a portion of his Compensation. The Plan also provides that the Company will, in certain instances, credit the Account of a Participant with an Employer Match.

Section 2.     Definitions.
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     The  following  words and  phrases as used in this Plan have the  following meanings:

     2.1 Account and Annual Account. The terms "Account" and "Annual Account" shall mean a Participant's individual account, as described in Section 4 of the Plan.

     2.2 Board of Directors. The term "Board of Directors" means the Board of Directors of the Company.

     2.3 Bonus. Any cash bonus paid under the Viacom Inc. Short-Term Incentive Plan and any other comparable annual cash bonus plan sponsored by any Employer.

     2.4 Committee. The term "Committee" means the Retirement Committee of the Board of Directors. The Committee may act on its own behalf or through the actions of its duly authorized delegate.

     2.5 Company. The term "Company" means Viacom Inc.

     2.6 Compensation. The term "Compensation" means an Eligible Employee's annual compensation as defined in the Viacom Investment Plan with the following modifications: (i) the limitations imposed by Internal Revenue Code Section 401
(a)(17) shall not be taken into account, and (ii) Bonuses shall not be excluded.

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     2.7 Eligible Employee. The term "Eligible Employee" means an employee of an
Employer who, (i) has annual base salary payable at a rate equal to or greater than $150,000 (as adjusted from time to time by the Committee), and (ii) is designated by the Committee as an employee who is eligible to participate in the Plan. If an employee becomes an Eligible Employee in any Plan Year, such employee shall remain an Eligible Employee for all future Plan Years; provided, however, that the Committee may terminate such employee's eligibility for the Plan if his annual base salary as of January 1, of any Plan Year is less than the amount in clause (i) in effect for the Plan Year in which such employer initially became an Eligible Employee.

     2.8 Employer. The term "Employer" means the Company and any affiliate or subsidiary which adopts the Plan on behalf of its Eligible Employees.

     2.9 Employer Match. The term "Employer Match" means the amounts credited to a Participant's Account with respect to a Participant's Excess Salary Reduction Contributions and Excess Bonus Deferral Contributions according to the rate of matching contributions contributed by the Participant's Employer under the Viacom Investment Plan.

     2.10 Excess Bonus Deferral Contributions. The term "Excess Bonus Deferral Contributions" means the portion of the Participant's Compensation attributable to a Bonus that he elects to defer under the terms of this Plan.

     2.11  Excess  Salary  Reduction  Contributions.  The  term  "Excess  Salary
Reduction Contributions" means the portion of a Participant's Compensation, excluding any Bonus, earned during a Plan Year after such Participant has reached any Limitation that he elects to defer under the terms of this Plan.

     2.12 Limitation. The term "Limitation" means the limitation on contributions to defined contribution plans under Section 415(c), on compensation taken into account under Section 401(a)(17), or on elective deferrals under Section 401(k)(3) and Section 402(g) of the Internal Revenue Code of 1986.

     2.13 Participant. The term "Participant" means an Eligible Employee who elects to have Excess Salary Reduction Contributions or Excess Bonus Deferral Contributions made to the Plan.

     2.14 Payment Options. The term "Payment Option" means the following three forms of payment under which a Participant may elect to receive amounts credited to his Account upon his termination of employment: (i) single sum payable as soon as practicable following the end of the Plan Year in which the Participant terminates employment, (ii) three substantially equal annual installment payments commencing as soon as practicable following the end of the Plan Year in which the Participant terminates employment and (iii) five substantially equal annual installment payments commencing as soon as practicable following the end of the Plan Year in which the Participant terminates employment.

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     2.15 Plan. The term "Plan" means "The Viacom Inc. Excess  Investment  Plan"
as set forth herein, as amended from time to time.

Section 3.     Participation.
               --------------

     3.1 Designation of Eligible Employees. The Committee will determine all Eligible Employees as of January 1, 1996. Each month thereafter, the Committee will designate in its sole discretion those employees who satisfy the terms of paragraph 2.7 as eligible to participate in the Plan.

     3.2 Election to Participate. An Eligible Employee must elect to participate in the Plan. An Eligible Employee may elect at any time after becoming eligible to begin participation and to commence making Excess Salary Reduction Contributions during the Plan Year by filing an election with the Committee in accordance with this Section 3 and the rules and regulations established by the Committee. Such election will be effective on a prospective basis beginning with the payroll period that occurs as soon as administratively practicable following receipt of the election by the Committee. An Eligible Employee may only elect within 30 days of the date he becomes an Eligible Employee to make an Excess Bonus Deferral Contribution with respect to any Bonus scheduled to be paid in the next succeeding calendar year. Prior to December 31 of each Plan Year, an Eligible Employee may elect to make an Excess Bonus Deferral Contribution with respect to any Bonus scheduled to be paid in the second succeeding calendar year. For example, prior to December 31, 1996 an Eligible Employee may make an Excess Bonus Deferral Contribution election with respect to any cash bonus scheduled to be paid in 1998 from the Viacom Inc. Short-Term Incentive Plan. An Eligible Employee may make an Excess Bonus Deferral Contribution election whether or not such employee previously has made, or currently has in effect, any Excess Salary Reduction Contribution election.

     3.3 Amendment or Suspension of Election. Participants may change (including, suspend) their existing Excess Salary Reduction Contribution election under this Plan during the Plan Year by filing a new election in accordance with the prescribed administrative guidelines. Such new election will be effective on a prospective basis beginning with the payroll period that occurs as soon as administratively practicable following receipt of the election by the Committee. A Participant will not be permitted to make up suspended Excess Salary Reduction Contributions, and during any period in which a Participant's Excess Salary Reduction Contributions are suspended, the Employer Match to the Plan will also be suspended. Any Excess Bonus Deferral Contribution election is irrevocable once made and is invalid if made beyond the dates prescribed in paragraph 3.2.

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     3.4 Amount of Elections.  Each election filed by an Eligible  Employee must specify the amount of Excess Salary Reduction Contributions in a whole percentage between 1% and 15% of the Participants' Compensation, excluding any Bonus. Each election filed by an Eligible Employee must specify the amount of Excess Bonus Deferral Contribution in a whole percentage between 1% and 15% of the Participan's applicable Bonus. For Eligible Employees as of December 31, 1995, Compensation for Plan Year 1997 subject to Excess Salary Reduction Contributions and Excess Bonus Deferral Contributions shall not exceed the greater of (i) $750,000, or (ii) such Eligible Employee's compensation, as determined by the Committee, for the 1995 Plan Year. For employees who become Eligible Employees in 1996 or 1997, Compensation for Plan Years 1996 and 1997, if applicable, subject to Excess Salary Reduction Contributions and Excess Bonus Deferral Contributions shall not exceed $750,000.

Section 4.     Employer Match.
               ---------------

     An Employer Match will be credited monthly to a Participant's Account with respect to the eligible portion of Excess Salary Reduction Contributions and Excess Bonus Deferral Contributions of such Participant at the applicable rate of Matching Employer Contributions with respect to Salary Reduction
Contributions under the Viacom Investment Plan. The eligible portion of a Participant's Excess Salary Reduction Contributions and the eligible portion of the Excess Bonus Deferral Contribution shall be limited to five percent (5%) of each contribution. For employees who become eligible in 1996 and subsequent years the eligible portion of a Participant's Excess Salary Reduction Contributions and the eligible portion of the Excess Bonus Deferral Contribution shall be based on Compensation up to a maximum amount of $750,000. For Eligible Employees as of December 31, 1995, the eligible portion of such Participant's Excess Salary Reduction Contributions and the eligible portion of the Excess Bonus Deferral Contribution for the 1997 Plan Year and each subsequent year shall be based on Compensation up to a maximum equal to the greater of (i) $750,000 or (ii) such Eligible Employee's compensation, as determined by the Committee, for the 1995 Plan Year.

Section 5.     Individual Account.
               -------------------

     5.1 Creation of Accounts. The Company will maintain an Account in the name of each Participant. Each Participant's Account will be credited with the amount of the Participant's Excess Salary Reduction Contributions, Excess Bonus
Deferral Contributions and Employer Match, if any, made in all Plan Years beginning prior to January 1, 1998 (the "Pre-1998 Account"). For all Plan Years beginning after December 31, 1997, a Participant's Account shall consist of separate Annual Accounts established for each Plan Year. Each Annual Account shall be credited with the amount of the Participant's Excess Salary Reduction Contributions, Excess Bonus Deferral Contributions and Employer Match for that particular Plan Year.

     5.2 Payment Account Option Election. Each Participant shall elect the particular Payment Option that is to apply to amounts credited to the Pre-1998 Account and each Annual Account thereafter. In order for a Payment Option election to be

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effective for a particular  Annual Account,  such election must be made prior to the beginning of calendar year for which amounts are credited to the Annual Account. A separate Payment Option election shall be made prior to January 1, 1996, (or within 30 days of becoming an Eligible Employee during 1996) to apply to all amounts credited to a Participant's Pre-1998 Account.

     5.3 Investments. All Excess Salary Reduction Contributions, Excess Bonus Deferral Contributions and Employer Match, if any, will be credited with an amount equal to such amount which would have been earned had such contributions been invested in the same Investment Options and in the same proportion as the Participant may elect, from time to time, to have his Salary Reduction Contributions and Matching Employer Contributions invested under the Viacom Investment Plan; or if none, in the Certus Interest Income Fund (or any successor fund). No provision of this Plan shall require the Company or the Employer to actually invest any amounts in any fund or in any other investment vehicle.

     5.4 Account Statements. Each Participant will be given, at least annually, a statement showing (i) the amount of Excess Salary Reduction Contributions,
(ii) the amount of Excess Bonus Deferral Contributions and (iii) the amount of Employer Match, if any, made with respect to his Annual Account for such Plan Year, and (iv) the balance of the Participant's Pre-1998 Account, if any, and the Annual Accounts after crediting Investments.

Section 6.     Payment.
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     A Participant (or a Participant's beneficiary) shall be paid the balance in his Account following termination of employment in accordance with the Payment Options elected by the Participant.

Section 7.     Nature of Interest of Participant.
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     Participation  in this Plan will not create,  in favor of any  Participant, any right or lien in or against any of the assets of the Company or any Employer, and all amounts of Compensation deferred hereunder shall at all times remain an unrestricted asset of the Company or the Employer. A Participant's rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. All payments hereunder shall be paid in cash from the general funds of the Company or applicable Employer and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of benefits hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Participant or any other person, and the Company's and each Employer's promise to pay benefits hereunder shall at all times remain unfunded as to the Participant.

Section 8.     Hardship Distributions and Deferral Revocations.
               ------------------------------------------------

     A Participant may request the Committee to accelerate distribution of all or any part of the value of his Account solely for the purpose of alleviating an immediate financial emergency. For purposes of the Plan, such an immediate financial emergency shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant and which would result in severe financial hardship to the Participant if early distribution were not permitted. The Committee may request that the Participant provide certifications and other evidence of qualification for such emergency hardship distribution as it determines appropriate. The decision of the Committee with respect to the grant or denial of all or any part of such request shall be in the sole discretion of the Committee, whether or not the Participant demonstrates an immediate financial emergency exits, and shall be final and binding and not subject to review.

Section 9.     Beneficiary Designation.
               ------------------------

     A Participant's beneficiary designation for this Plan will automatically be the same as such Participant's beneficiary designation under the Viacom Investment Plan unless a separate Designation of Beneficiary Form for this Plan has been properly filed.

Section 10.    Administration.
               ---------------

     10.1 Committee. This Plan will be administered by the Committee, the members of which will be selected by the Board of Directors.

     10.2 Powers of the Committee. The Committee's powers will include, but will not be limited to, the power

         (i) to determine who are Eligible Employees for purposes of participation in the Plan,

         (ii) to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision, and

         (iii) to adopt rules consistent with the Plan.

     10.3 Claims Procedure. The Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder. In the event of a claim by a Participant as to the amount of any distribution or method of payment under the Plan, within 90 days of the filing of such claim, unless special circumstances require an extension of such period, such person will be given notice in writing of any denial, which notice will set forth the reason for the denial, the Plan provisions on which the denial is based, an explanation of what other material or information, if nay, is needed to perfect the claim, and an explanation of the claims review procedure. The Participant may request a review of such denial within 60 days of the date of receipt of such denial by filing notice in writing with the Committee. The Participant will have the right to review pertinent Plan documents and to submit issues and comments in writing. The Committee will respond in writing to a request for review within 60 days of receiving it, unless special circumstances require an extension of such period. The Committee, at its discretion, may request a meeting to clarify any matters deemed appropriate.

     10.4 Finality of Committee Determinations. Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives.

Section 11.    No Employment Rights.
               ---------------------

     No provisions of the Plan or any action taken by the Company, the Board of Directors, or the Committee shall give any person any right to be retained in the employ of any Employer, and the right and power of the Company to dismiss or discharge any Participant is specifically reserved.

Section 12.    Amendment, Suspension, and Termination.
               ---------------------------------------

     The Board of Directors shall have the right to amend, suspend, or terminate the Plan at any time. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant's rights in his account. In the event the Plan is terminated, the Committee shall continue to administer the Plan in accordance with the relevant provisions thereof.